As filed with the Securities and Exchange Commission on September 30, 2021

Securities Act File No. 333-255350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

WILLIAM BLAIR FUNDS

(Exact Name of Registrant as Specified in Charter)

150 North Riverside Plaza Chicago, Illinois 60606

(Address of Principal Executive Officers) (Zip Code)

(312) 364-8000

(Registrant’s Area Code and Telephone Number)

Stephanie G. Braming

William Blair Investment Management, LLC

150 North Riverside Plaza

Chicago, Illinois 60606

(Name and Address of Agent for Service)

With copies to:

Christopher P. Harvey, Esq.

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, Massachusetts 02110

No filing fee is required because an indefinite number of common shares of beneficial interest of the William Blair Small Cap Value Fund have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

Explanatory Note

The purpose of this Post-Effective Amendment filing is to file the final tax opinion of Dechert LLP, counsel for the Registrant, as Exhibit No. (12) to Item 16 of this Registration Statement on Form N-14.

The Registrant hereby incorporates herein by reference the Proxy Statement/Prospectus and  Statement of Additional Information (File. No. 333-255350; Accession No.  0001193125-21-169393) to the Registration Statement filed on May 24, 2021, as updated pursuant to Rule 497 on May 27, 2021.

ITEM 15. Indemnification

Section 5.2 of Article  V of the Registrant’s Declaration of Trust provides for indemnification of directors and officers under certain circumstances but does not allow such indemnification in cases of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Each of the trustees who is not an “interested person” (as defined under the Investment Company Act of 1940) of Registrant (a “Non-interested Trustee”) has entered into an indemnification agreement with Registrant, which agreement provides that the Registrant shall indemnify the Non-interested Trustee against certain liabilities which such Trustee may incur while acting in the capacity as a trustee, officer or employee of the Registrant to the fullest extent permitted by law, now or in the future, and requires indemnification and advancement of expenses unless prohibited by law. The indemnification agreement cannot be altered without the consent of the Non-interested Trustee and is not affected by amendment of the Declaration of Trust. In addition, the indemnification agreement adopts certain presumptions and procedures which may make the process of indemnification and advancement of expenses more timely, efficient and certain. In accordance with Section 17(h) of the Investment Company Act of 1940, the indemnification agreement does not protect a Non-interested Trustee against any liability to the Registrant or its shareholders to which such Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant has purchased insurance policies insuring its officers and trustees against certain liabilities which such officers and trustees may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to its officers and trustees by way of indemnification against such liabilities, subject to certain deductibles.

The Management Agreement between the Registrant and William Blair Investment Management, LLC (the “Adviser”) provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties thereunder on the part of the Adviser, the Adviser shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Fund in connection with the matters to which such Agreement relates.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits

1.

(i) Declaration of Trust dated September 3, 1999 (Incorporated herein by reference to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A as filed on December 21, 1999).

(ii)

Amendment to the Declaration of Trust dated April 24, 2001 (Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A as filed on April 30, 2001).

(iii)

Amendment to the Declaration of Trust effective October 23, 2001 (Incorporated herein by reference to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A as filed on April 12, 2002).

(iv)

Amendment to Declaration of Trust effective October 21, 2003 (Incorporated herein by reference to Post-Effective Amendment No. 36 to Registrant’s Registration Statement on Form N-1A as filed on December 24, 2003).

(v)

Amendment to the Declaration of Trust effective August 16, 2010 (Incorporated herein by reference to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2011).

(vi)

Written Instrument Establishing and Designating Class R6 Shares of the William Blair Growth Fund, William Blair Large Cap Growth Fund, William Blair Mid Cap Growth Fund, William Blair Small-Mid Cap Growth Fund, William Blair Small-Mid Cap Value Fund, William Blair Small Cap Growth Fund, William Blair Small Cap Value Fund, William Blair International Developed Plus Fund, William Blair International Growth Fund and William Blair Income Fund dated February 20, 2019 (Incorporated herein by reference to Post-Effective Amendment No. 126 to Registrant’s Registration Statement on Form N-1A as filed on February 27, 2019).

(vii)

Form of Written Instrument Amending the Declaration of Trust (Incorporated herein by reference to Post-Effective Amendment No. to 139 Registrant’s Registration Statement on Form N-1A as filed on April 30, 2021).

2.	Amended and Restated By-laws dated September 14, 2020 (Incorporated herein by reference to Registrant’s Registration Statement on Form N-14 as filed on April 19, 2021).

3.	None.

4.

Agreement and Plan of Reorganization – Included in Part A to the Registrant’s Registration Statement on Form N-14 as Appendix A filed with Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 on May 21, 2021.

5.

Declaration of Trust dated September 3, 1999 (see Section 8.1) (Incorporated herein by reference to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A as filed on December 21, 1999).

6.

(i) Management Agreement (Amended and Restated) dated December 15, 1999 (Incorporated herein by reference to Post-Effective Amendment No. 45 to Registrant’s Registration Statement on Form N-1A as filed on May 24, 2005).

(ii)

Letter Agreement to Management Agreement dated July 31, 2020 (Incorporated herein by reference to Post-Effective Amendment No. 136 to Registrant’s Registration Statement on Form N-1A as filed on July 31, 2020).

(iii)

Form of Letter Agreement to Management Agreement related to the William Blair Small Cap Value Fund dated March 1, 2021 (Incorporated herein by reference to Post-Effective Amendment No. 138 to Registrant’s Registration Statement on Form N-1A as filed on February 26, 2021).

(iv)

Form of Expense Limitation Agreement related to the William Blair Small Cap Value Fund dated March 1, 2021 (Incorporated herein by reference to Post-Effective Amendment No. 138 to Registrant’s Registration Statement on Form N-1A as filed on February 26, 2021).

7.	Underwriting Agreement (Incorporated herein by reference to Post-Effective Amendment No. 13 to Registrant’s Registration Statement on Form N-1A as filed on March 1, 1996).

8.	None.

9.	(i) Custodian Agreement (Incorporated herein by reference to Post-Effective Amendment No. 21 to Registrant’s Registration Statement on Form N-1A as filed on September 29, 1999).

(ii)	Amended and Restated Delegation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 45 to Registrant’s Registration Statement on Form N-1A as filed on May 24, 2005).

(iii)	Amendment Agreement dated August 1, 2001 (Incorporated herein by reference to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A as filed on April 12, 2002).

(iv)

Amendment Custodian Agreement dated November 1, 2004 (Incorporated herein by reference to Post-Effective Amendment No. 120 to the Registrant’s Registration Statement on Form N-1A as filed on April 29, 2016).

(v)

Amendment to Custodian Agreement dated November 1, 2012 (Incorporated herein by reference to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A as filed on February 28, 2013).

(vi)

Amendment to Custodian Agreement dated August 1, 2016 (Incorporated herein by reference to Post-Effective Amendment No. 122 to the Registrant’s Registration Statement on Form N-1A as filed on April 28, 2017).

(vii)

Form of Amendment to Custodian Agreement dated August 1, 2019 (Incorporated herein by reference to Post-Effective Amendment No. 133 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2020).

(viii)

Form of Amendment to Custodian Agreement dated July 31, 2020 (Incorporated herein by reference to Post-Effective Amendment No. 136 to Registrant’s Registration Statement on Form N-1A as filed on July 31, 2020).

10.	(i) Amended Distribution Plan – Class N (Incorporated herein by reference to Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A as Filed on November 30, 2009).

(ii)	Distribution Agreement – Class N (Incorporated herein by reference to Post-Effective Amendment No. 71 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2011).

(iii)	Amended and Restated Multi-Class Plan (Incorporated herein by reference to Post-Effective Amendment No. 136 to Registrant’s Registration Statement on Form N-1A as filed on July 31, 2020).

11.	Opinion and Consent of Dechert LLP (Incorporated herein by reference to Registrant’s Registration Statement on Form N-14 as filed on April 19, 2021).

12.	Legal Opinion of Dechert LLP as to tax matters (Filed herewith).

13.

(i) Transfer Agency and Service Agreement dated January 1, 2008 (Incorporated herein by reference to Post-Effective Amendment No. 61 to Registrant’s Registration Statement on Form N-1A as filed on March 25, 2008).

(ii)

Amendment to Transfer Agency and Service Agreement dated November 19, 2012 (Incorporated herein by reference to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A as filed on February 28, 2013).

(iii)

Amendment to Transfer Agency and Service Agreement dated July 25, 2016 (Incorporated herein by reference to Post-Effective Amendment No. 122 to the Registrant’s Registration Statement on Form N-1A as filed on April 28, 2017).

(iv)

Form of Expense Limitation Agreement dated May 1, 2021 (Incorporated herein by reference to Post-Effective Amendment No. to 139 Registrant’s Registration Statement on Form N-1A as filed on April 30, 2021).

(v)	Form of Indemnification Agreement (Incorporated herein by reference to Post-Effective Amendment No. 42 to Registrant’s Registration Statement on Form N-1A as filed on March 4, 2005).

(vi)	Administration Agreement dated November 1, 2004 (Incorporated herein by reference to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2005).

(vii)

Amendment to Administration Agreement dated January 18, 2005 (Incorporated herein by reference to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2005).

(viii)

Amendment to Administration Agreement dated August 1, 2007 (Incorporated herein by reference to Post-Effective Amendment No. 57 to Registrant’s Registration Statement on Form N-1A as filed on October 12, 2007).

(ix)

Amendment to Administration Agreement dated April 12, 2010 (Incorporated herein by reference to Post-Effective Amendment No. 70 to Registrant’s Registration Statement on Form N-1A as filed on April 30, 2010).

(x)

Amendment to Administration Agreement dated November 1, 2012 (Incorporated herein by reference to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A as filed on February 28, 2013).

(xi)

Amendment to Administration Agreement dated August 1, 2016 (Incorporated herein by reference to Post-Effective Amendment No. 122 to the Registrant’s Registration Statement on Form N-1A as filed on April 28, 2017).

(xii)

Form of Amendment to Administration Agreement dated August 1, 2019 (Incorporated herein by reference to Post-Effective Amendment No. 133 to Registrant’s Registration Statement on Form N-1A as filed on April 29, 2020).

(xiii)

Form of Amendment to Administration Agreement dated July 31, 2020 (Incorporated herein by reference to Post-Effective Amendment No. 136 to Registrant’s Registration Statement on Form N-1A as filed on July 31, 2020).

14.	(i) Consent of Ernst & Young LLP (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 as filed on May 21, 2021).

(ii)	Consent of BBD, LLP (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 as filed on May 21, 2021).

(iii)

Consent of Dechert LLP related to Form of Legal Opinion of Dechert LLP as to tax matters (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 as filed on May 21, 2021).

(iv)

Consent of Dechert LLP related to Opinion and Consent of Dechert LLP (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 as filed on May 21, 2021).

15.	Not applicable.

16.	Powers of Attorney for Each Trustee (Incorporated herein by reference to Registrant’s Registration Statement on Form N-14 as filed on April 19, 2021).

17.	Form of Proxy Card (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-14 as filed on May 21, 2021).

ITEM 17. Undertakings

The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant agrees that every prospectus that is filed under the paragraph above will be filed as a part of any amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

The undersigned Registrant agrees to file a final and executed copy of an opinion of Counsel supporting the tax consequences of the reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Chicago, and State of Illinois, on the 30th day of September, 2021.

WILLIAM BLAIR FUNDS

By:	/s/ Stephanie G. Braming
Stephanie G. Braming, President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity indicated on the 30th day of September, 2021.

Signature	Title

/s/ Arthur J. Simon Arthur J. Simon	Trustee

/s/ Vann A. Avedisian* Vann A. Avedisian	Trustee

/s/ Kathleen T. Barr* Kathleen T. Barr	Trustee

/s/ Daniel N. Leib* Daniel N. Leib	Trustee

/s/ Dorri C. McWhorter* Dorri C. McWhorter	Trustee

/s/ Thomas J. Skelly* Thomas J. Skelly	Trustee

/s/ Steven R. Zenz* Steven R. Zenz	Trustee

/s/ Stephanie G. Braming Stephanie G. Braming	Trustee (Chairman of the Board) and President (Principal Executive Officer)

/s/ John M. Raczek John M. Raczek	Treasurer (Principal Financial Officer, Principal Accounting Officer)

*By:	/s/ Stephanie G. Braming
Stephanie G. Braming, Attorney-in-Fact

*	Stephanie G. Braming signs this document pursuant to powers of attorney filed as an exhibit to the Form N-14 registration statement filed with the Securities and Exchange Commission on April 19, 2021.

EXHIBIT INDEX

(12)	Legal Opinion of Dechert LLP as to tax matters